Oct. 14, 2009

For Release:	Immediately
Contact:	Denise D. VanBuren (845) 471-8323

Central Hudson Gas & Electric Corporation President and COO to Retire;
Board Announces Industry Veteran Appointed as Utility Leader

Carl E. Meyer	James P. Laurito

(Poughkeepsie, NY) The Board of Directors CH Energy Group, Inc. (NYSE: CHG) has announced the appointment of James P. Laurito as Executive Vice President of the holding company and of its utility subsidiary, Central Hudson Gas & Electric Corporation, effective Nov. 1, 2009. Laurito will succeed Carl E. Meyer as President of Central Hudson, effective with Meyer’s retirement on Dec. 31, 2009.

“On behalf of the entire organization, I express sincere appreciation to Carl, who served so capably as President and Chief Operating Officer of Central Hudson for the past 10 years and for his outstanding 40-year career with our Company,” said Steven V. Lant, Chairman of the Board, President and C.E.O.

“During the last decade, under Carl’s leadership, we confronted such challenges as deregulation of our industry, the requirement to provide superior service while controlling costs, and the need to meet our customers’ growing expectations for ever-more reliable power,” Lant said. “We thank him for his dedicated service to the Company and to the community and we wish him the best in retirement.”

Reflecting on his four-decade-long career with Central Hudson, Meyer said, “I have had the pleasure of working with a very talented, dedicated and skilled team of employees — professionals as well as craftsmen/women.  I feel privileged to have been able to contribute to the Company’s success in achieving ‘best-in-class’ employee safety and in producing cost-efficient, sustainable improvements in service quality, as well as in preparing the Company to face future operating challenges and to pursue opportunities to improve earnings.”

Meyer joined Central Hudson as a Junior Engineer in 1970 and was promoted to positions of increasing responsibility before his appointment as Vice President of Engineering and Production in 1988. He later served as Vice President and Senior Vice President of Customer Services before assuming the duties of President in 1999. He earned both Bachelor and Master of Science degrees in Electric Power Engineering from Rensselaer Polytechnic Institute.

“Although I am retiring, I plan to continue volunteering my time and energy to support the many organizations who work tirelessly to improve the quality of life in the Hudson Valley,” Meyer said.

Lant said he has every confidence that Laurito will also provide excellent leadership as Central Hudson continues its more than century-long commitment to providing residents and businesses of the Hudson Valley with reliable, cost-effective and innovative energy products and services.

“Jim has established a reputation as a proven senior executive who has been a leader and architect of motivated, cohesive teams that quickly assess problems, address and manage change, cut costs and increase profitability,” Lant said. “We welcome his expertise and high-energy approach to executive oversight, and I am certain that our customers, employees and investors will benefit from his strong leadership and innovative thinking,” Lant said.

Between 2003 and 2009, Laurito served as the President of both New York State Electric and Gas Corporation (NYSEG) and Rochester Gas and Electric Corporation (RG&E), as well as President and Chief Executive Officer of RGS Energy Group, Inc., all subsidiaries of Iberdrola/Energy East Corporation. NYSEG and RG&E distribute electricity and natural gas to more than 1.8 million customers, serving about 50 percent of the population of upstate New York; Laurito was responsible for executive oversight of $3.5 billion in annual revenue and 4,300 employees.

"I am very excited to be joining the dynamic CH Energy Group team, and I look forward to making a meaningful contribution to furthering the great tradition of operational excellence and shareholder-value creation,” said Laurito.

He earned a Bachelor of Science degree in Civil Engineering from West Virginia University in 1978, and completed an executive program in Finance and Manufacturing Management at Columbia University in 1996.

“Central Hudson’s future success is clear due to the strong foundation that Carl has helped to mold and to Jim’s promise as a visionary leader. I congratulate and offer very best wishes to both of them,” said Lant.

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About CH Energy Group

CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 300,000 electric and about 74,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany.  Central Hudson Enterprises Corporation, a non-regulated subsidiary, is the umbrella for a family of energy-related companies and investments focused primarily on fuel distribution and renewable energy.  Griffith Energy Service’s fuel distribution business supplies energy products and services to approximately 111,000 customers in 10 states, stretching from Rhode Island to the Washington, D.C. area.  CHEC also has interests in a Lexington, Neb., ethanol plant and several renewable energy projects in the Northeast.